Exhibit 99.1

E.DIGITAL CORPORATION RECEIVES FOLLOW-ON
DIGEPLAYER™ ORDER FROM APS/WENCOR

Company Provides Update on
Annual Meeting of Shareholders Schedule

(SAN DIEGO, CA, May 17, 2005) - e.Digital Corporation (OTC: EDIG) a leading innovator and provider of proprietary digital technology platforms, announced today that it has received a follow-on $635,000 order from APS/Wencor for Ethernet-enabled digEplayers. With this order, the company has more than $1.8 million in orders, most with advance payments (customer deposits), to date in fiscal 2006.

Subject to the timely filing of the company’s Form 10-K, expected in late June, and the timely preparation of proxy filings and materials, e.Digital expects to announce the date and address of its annual meeting of shareholders before June 17, 2005. The company will provide a live audio webcast of the meeting, which is being scheduled for this summer in San Diego. Details of the broadcast will be announced before the meeting.

“Beyond the recent MicroOS™-powered digEplayer orders, we are encouraged with the progress being made on business opportunities involving enhanced versions of our proprietary video/audio technology platform outside of the in-flight entertainment industry,” commented Atul Anandpura, president and chief executive officer of e.Digital. “We are on schedule with the filing of our Form 10-K and the preparations for our annual meeting of shareholders. We expect to release further information on business and technology developments this quarter.”

About e.Digital Corporation: e.Digital Corporation partners with leading, innovative companies, designing and providing manufacturing services for their branded digital video, digital audio and wireless products based on the Company’s proprietary MicroOS™-enabled technology platforms. e.Digital specializes in the delivery and management of open and secure digital content through its Personal Video, Personal Audio, Automotive, and Wireless technology platforms. e.Digital’s services include the licensing of the Company’s MicroOS™, custom software and hardware development, industrial design, and manufacturing services through the Company’s manufacturing partners. For more information about e.Digital and its technology platforms, please visit the company website at www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995: All statements made in this document, other than statements of historical fact, are forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the company operates. Those statements are not guarantees of future performance and involve risks, uncertainties and assumptions that will be difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by those forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by e.Digital Corporation with the Securities and Exchange Commission (“SEC”). e.Digital Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated by it.

Note: MicroOS is a trademark of e.Digital Corporation. digEplayer is a trademark of APS/Wencor. All other company, product, and service names are the property of their respective owners.

CONTACT:
e.Digital Corporation: Robert Putnam, (858) 679-1504, rputnam@edigital.com